Exhibit 4.7

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), is dated as of March 13, 2023, by and among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited (CIN: U34103TZ2018PTC030131), a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), the shareholders of SVM India listed on the signature page hereto (each a “Shareholder” and together, the “Shareholders”), and Shareholder’s Permitted Transferees (as defined below) as such Permitted Transferees may become Holders of SVM Shares (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of March 13, 2023, by and among Mobiv Acquisition Corp, a Delaware corporation, Pegasus Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company, and the Company (the “Business Combination Agreement”), the parties hereto desire to provide for the exchange of SVM Shares held by the Shareholders, as set forth on the signature pages to this Agreement, for shares of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Business Combination Agreement. As used herein, the following terms shall have the following meanings:

“281 Tax Status Report” means a report in respect of Section 281 of the India IT Act issued by a chartered accountant (certified by Indian Chartered Accountants of India) on the letter head, which shall be in form and substance reasonably satisfactory to the Company and can be relied upon by Company to confirm (i) that there are no Tax proceedings, recovery proceedings or outstanding demands referred to in Section 281 of the India IT Act, as appearing or (ii) the status of Tax proceedings, recovery proceedings or outstanding demands, if any. Such report shall include information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India (taken within 2 (two) days prior to the Exchange Date).

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

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“Appraiser FMV” means the fair market value of a share of Company Shares as determined by an independent appraiser mutually agreed upon by the Company and the relevant Exchanging Member, with such agreement on selection of such independent appraiser not to be unreasonably withheld, delayed or denied by any party, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, India and Cayman Islands are authorized or required by Law to close.

“Call Exchange” has the meaning set forth in SECTION 2.1(a) of this Agreement.

“Call Notice” has the meaning set forth in SECTION 2.1(b).

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Exchange Date.

“Cash Exchange Payment” means with respect to a particular Call Exchange for which the Company has elected to make a Cash Exchange Payment in accordance with SECTION 2.1 or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment in accordance with SECTION 2.2:

(a) if the Company Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if Company Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Company Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, multiplied by (ii) the Appraiser FMV of one share of Company Shares that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its Subsidiaries (including SVM India), taken as a whole.

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“Company” has the meaning set forth in the preamble of this Agreement.

“Company Offer” has the meaning set forth in SECTION 2.7 of this Agreement.

“Company Shares” means the shares, par value $0.01 per share, in the capital of the Company.

“Dispute” has the meaning set forth in SECTION 3.9(a) of this Agreement.

“EBITDA” means earnings before interest, Taxes, depreciation and amortization.

“Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Company’s policies covering trading in the Company’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Company Shares), which period restricts the ability of such Exchanging Member to immediately resell Company Shares to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (x) the date of the declaration of a dividend by the Company and ending on the first day following (y) the record date determined by the board of directors of the Company with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four times per calendar year.

“Exchange Conditions” means the satisfaction of the conditions as set forth on Exhibit D.

“Exchange Date” means the date that is two (2) Business Days after the date the Exchange Notice is given pursuant to SECTION 2.2(b) or the Call Notice is given pursuant to SECTION 2.1(b).

“Exchange Notice” has the meaning set forth in SECTION 2.2(b) of this Agreement.

“Exchange Notice Period” means, for each fiscal quarter, the period commencing on the first Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Company that may be applicable to a Shareholder and ending on the commencement of the next Exchange Blackout Period thereafter.

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“Exchange Rate” means, at any time, the number of Company Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate (rounded to four decimal places) shall be 6.0881, subject to adjustment pursuant to SECTION 2.5.

“Exchanged Shares” means the SVM Shares subject to the Exchange pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exchanging Member” means, with respect to any Exchange, the Shareholder exchanging SVM Shares pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Exercise Conditions” means the satisfaction of the conditions as set forth on Exhibit C.

“FEMA Fair Valuation Report” means a valuation certificate issued as per the pricing guidelines prescribed under the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“HSR Act” has the meaning set forth in SECTION 2.4(c) of this Agreement.

“Holder” means and includes the Shareholder and his/her/its successors and assigns.

“India IT Act” means the (Indian) Income Tax Act, 1961.

“India IT Rules” means the (Indian) Income Tax Rules, 1962.

“Initial Dispute Period” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Resident Shareholder” means each such Shareholder that is not a resident for Tax purposes in India in the financial year in which the Exchange of SVM Shares is consummated.

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“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Put Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Resident Shareholder” means each Shareholder that is a resident for Tax purposes in India during the financial year in which Exchange or transfer of SVM Shares held by such Shareholder is consummated.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Management Negotiations” has the meaning set forth in SECTION 3.9(b) of this Agreement.

“Shareholder” means each holder of one or more SVM Shares as of the date of this Agreement, any Permitted Transferee thereof that may from time to time become a party to this Agreement in accordance with SECTION 3.1 and any of their respective successors and assigns, in each case, only for so long as such Person holds SVM Shares.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Payment is not made by the Company, a number of Company Shares equal to the product of the number of Exchanged Shares multiplied by the Exchange Rate, which shall not exceed 951,327 Company Shares in the aggregate (subject to adjustment pursuant to SECTION 2.5).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership),whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“SVM India” means has the meaning set forth in the preamble of this Agreement.

“SVM Shares” means any equity share in the capital of SVM India, par value of INR 1 per share held by the Shareholder on the date hereof or hereafter acquired by the Shareholder.

“Tax Documentation” means, with respect to (i) Resident Shareholder: (A) the 281 Tax Status Report, (B) certificate by a chartered accountant (certified by Indian Chartered Accountants of India) confirming the tax residential status with the underlying documents (e.g., a copy of the passport exit/entry stamps and copy of the Tax returns filed with the Indian Tax authorities/assessment order/processing carried out by the Indian Tax Authorities), and (C) Permanent Account Number that is valid and subsisting on the Exchange Date; (ii) each Non-Resident Shareholder: (A) the 281 Tax Status Report, (B) the Tax Gain Computation Report along with a draft Form 15CB, (C) a tax residency certificate issued by the relevant Tax Authority, as the case may be, along with electronically filed Form 10F and (F) the Permanent Account Number, which is valid and subsisting on the Exchange Date.

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“Tax Fair Valuation Report” means a valuation certificate issued by a chartered accountant (certified by Indian Chartered Accountants of India) with certifying, in an agreed form between the parties, the fair market value of the SVM Shares in accordance with the provisions of Rule 11UA of the India IT Rules read with Section 50CA and Section 56(2)(x) of the India IT Act;

“Tax Gain Computation Report” means a report to be obtained by each Non-Resident Shareholder from a chartered accountant (certified by Indian Chartered Accountants of India) on a reliance basis in form and substance acceptable to the Company, setting forth the (i) computation of Taxes arising on account of the sale of SVM Shares held by such Shareholder having regard to the provisions of the India IT Act, along with the accompanying notes thereto and information and documents relied upon for issuing such report and (ii) Tax payable, if any, after considering the benefits of applicable Double Tax Avoidance Agreement, if any.

“Trading Day” means a day on which the Nasdaq Stock Market LLC or such other principal United States securities exchange on which the Company Shares are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“VWAP” means the daily per share volume-weighted average price of Company Shares on the Nasdaq Stock Market LLC or such other principal United States securities exchange on which Company Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Company Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Company Shares on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Company Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose).

ARTICLE II

SECTION 2.1 Call Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Shareholders, where relevant, shall use their commercially reasonable efforts to comply with), as applicable, the Company shall have the right, but not the obligation, from time to time, upon the terms and subject to the conditions herein, to exercise an option to purchase from any Shareholder a minimum of the lesser of (A) 5,000 SVM Shares and (B) the total number of SVM Shares then owned by such Shareholder in exchange for the delivery of the Stock Exchange Payment or, at the election of the Company, the Cash Exchange Payment, as applicable (such exchange, a “Call Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Call Exchange should the Company have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Company Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

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(b) The Company shall exercise its right to make a Call Exchange as set forth in SECTION 2.1(a) above by delivering to the Shareholder in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-1 hereto (a “Call Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Call Notice, the Company shall make the Call Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Call Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Exchanging Member and provide to the Exchanging Member evidence satisfactory to the Exchanging Member of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Call Exchange.

SECTION 2.2 Put Exchange Procedure.

(a) From and after April 1, 2024, and prior to the five-year anniversary of the Closing Date, and subject to the satisfaction of the Exercise Conditions and completion of the Exchange Conditions (which the Company, where relevant, shall use its commercially reasonable efforts to comply with), as applicable, each Shareholder shall be entitled at his, her or its own discretion, independent of the other Shareholders, from time to time, upon the terms and subject to the conditions herein, to transfer (A) 5,000 SVM Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of SVM Shares then owned by such Shareholder, to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Shareholder, the Cash Exchange Payment, as applicable (such exchange, a “Put Exchange” and together with the Call Exchange, each an “Exchange”). In the event of a Cash Exchange Payment, the Company may at its option cancel, or cause SVM India to undertake necessary actions with respect to sale as may be required under applicable Law, the SVM Shares tendered by the Shareholder, sell in the market the number of Company Shares that would have been received by such Shareholder in the Put Exchange should such Shareholder have elected the Stock Exchange Payment, and make the Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Company is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Company.

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(b) A Shareholder shall exercise his, her or its right to make a Put Exchange as set forth in SECTION 2.2(a) above by delivering to the Company in accordance with SECTION 3.3 an irrevocable written election of exchange in respect of the SVM Shares to be exchanged substantially in the form of Exhibit A-2 hereto (an “Exchange Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Exchange Notice, the Company shall make the Put Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Exchange Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(d). The Company shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Shareholder and provide to the Shareholder evidence satisfactory to the Shareholder of such deposit. The Company shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Put Exchange.

SECTION 2.3 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), (i) the Company shall deliver to the Exchanging Member the Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to any Exchanged Shares and (ii) the Exchanging Member shall transfer the Exchanged Shares to the Company, free and clear of all liens and encumbrances.

SECTION 2.4 Expenses; Restrictions; Withholding.

(a) The Company shall bear all expenses (other than Taxes withheld) in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Company and/or a Shareholder shall not be entitled to effect an Exchange to the extent such Exchange would be prohibited by Law (including, without limitation, applicable Indian regulatory laws).

(c) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.1 or SECTION 2.2, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Company Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the Holders of any such Exchanged Shares. Each of the Shareholders and the Company agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

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(d) Notwithstanding any other provision in this Agreement to the contrary, the Company, SVM India and any of their respective agents, Affiliates and Subsidiaries shall have the right to deduct and withhold Taxes from any payments to be made pursuant to an Exchange or any other transaction contemplated by this Agreement (including by withholding Company Shares otherwise deliverable under this Agreement with a fair market value determined in the sole discretion of the Company equal to the amount of such Taxes) if, in the opinion of the Company, such withholding is required by Law. Each Shareholder shall deliver to the Company any necessary Tax forms establishing an exemption from such withholding Taxes as provided under applicable Law; provided that the Company may, in its sole discretion, allow the party to which such Tax withholding would otherwise apply to pay such Taxes owed on an Exchange or other transaction completed by this Agreement in cash in lieu of withholding or deducting such Taxes. To the extent that any of the aforementioned withholding Tax amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Exchanging Member in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustment. If there is: (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the SVM Shares that is not accompanied by an identical subdivision or combination of the Company Shares, (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Company Shares that is not accompanied by an identical subdivision or combination of the SVM Shares, or (c) any reclassification, reorganization, recapitalization or other similar transaction in which the Company Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, then, in any of case (a)-(c), the Exchange Rate shall be adjusted such that an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any SVM Share.

SECTION 2.6 Company Shares to be Issued.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Company Shares, solely for the purpose of issuance upon an Exchange, such number of Company Shares as may be deliverable upon any such Exchange. The Company shall at all times ensure that all Company Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

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(b) The Company and SVM India shall at all times ensure that the execution and delivery of this Agreement by each of the Company and SVM India and the consummation by each of the Company and SVM India of the transactions contemplated hereby (including without limitation, the issuance of the Company Shares) have been duly authorized by all necessary corporate action on the part of the Company and SVM India, including, but not limited to, all actions necessary to ensure that the acquisition of Company Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Company’s board of directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) At the request of an Exchanging Member, the Company shall as soon as practicable file a registration statement to register for resale shares subject to an Exchange for registration under the Securities Act and applicable state securities Laws and take all steps necessary to cause such registrations. The Company shall also to the extent that a registration statement under the Securities Act is effective and available for Company Shares to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Shareholder requesting such Exchange, the Company shall use its reasonable best efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Company shall list the Company Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Company Shares may be listed or traded at the time of such delivery.

SECTION 2.7 Company Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Company Shares (a “Company Offer”) is proposed by the Company or is proposed to the Company or its shareholders or is otherwise effected or to be effected with the consent or approval of the Company, or the Company will undergo a Change of Control, the Shareholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Company Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Company Offer or Change of Control and not be effective if such Company Offer or Change of Control is not consummated)). In the case of a Company Offer proposed by the Company, the Company will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Shareholders to participate in such Company Offer to the same extent or on an economically equivalent basis as the holders of Company Shares without discrimination. In the event that any Shareholder is unable to undertake the Put Exchange due to any restrictions under applicable Law or due to non-receipt of approvals from any regulatory authorities, the parties shall use their reasonable best efforts, within the requirements of applicable Law, to discuss and mutually agree to any Tax efficient mechanism or structure which shall provide the same economic or financial benefit to the Shareholder, assuming that there was no restriction under applicable Law or if appropriate consents were received from the relevant regulatory bodies. The parties shall provide all assistance, information and documents as may be required for any party in order to apply for and/or procure any consents or approvals from any regulatory authorities.

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(b) The Company shall send written notice to the Shareholders at least 30 days prior to the closing of the transactions contemplated by the Company Offer or the Change of Control date notifying them of their rights pursuant to this SECTION 2.7, and setting forth, in the case of a Company Offer, (i) a copy of the written proposal or agreement pursuant to which the Company Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling SVM Shares, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Company no less than seven days prior to the closing of the Company Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1 Transfer of SVM Shares. Except in case of demise of a Shareholder, a Shareholder shall not sell, transfer, pledge, grant or otherwise directly or indirectly dispose of, or subject to any encumbrance (collectively, “Transfer”), any or all of such Shareholder’s SVM Shares without the prior written consent of the Company. Further, any transferee of such SVM Shares shall have agreed in writing to be bound by the provisions of this Agreement by executing and delivering a joinder to this Agreement, substantially in the form of Exhibit B hereto. Any attempted Transfer in violation of this SECTION 3.1 shall be void ab initio, for all purposes.

SECTION 3.2 Representations and warranties by the Shareholders. Each Shareholder represents and warrants to the Company as follows:

(i) Each of the Shareholders has clear, good and marketable title to the SVM Shares held by him/ her, free and clear of any encumbrances, and there is no agreement or commitment which restricts the transactions contemplated under this Agreement or gives creates any encumbrances. Further, each Shareholder warrants that no claim has been made by any person to be entitled to any rights or interests over such SVM Shares.

(ii) There are no outstanding Tax demands or pending Tax proceedings (including recovery proceedings) against such Shareholder that could reasonably be expected to adversely affect the Exchange or render such Exchange void. To the extent any Tax proceedings raise a demand, such Shareholder will promptly meet the necessary demand towards such Taxes. The respective Shareholder has the necessary financial resources to meet his/her outstanding Tax demands and Tax demands that may arise from Tax proceedings pending as of the Exchange Date.

(iii) Each Shareholder is a tax resident of the country where such Shareholder claims to be a Tax resident as certified by a Chartered Accountant.

(iv) The facts represented and information provided by the Shareholder to the Company and the respective chartered accountants for preparation of the Tax Documentation are true, correct and complete in all respects and are not misleading.

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SECTION 3.3 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this SECTION 3.3):

(a)	If to the Company, to:

SRIVARU Holding Limited

2nd Floor, Regatta Office Park

West Bay Road, PO Box 10655

Grand Cayman KY1-1006

Attention: Mohanraj Ramasamy

E-mail: ir@srivarumotors.com

(b)	If to SVM India, to:

SRIVARU Motors Private Limited

135/3, BS Nagar,

Sulur – Coimbatore 641402

Attention: Selvaraj Krishnan

E-mail: CEODesk@srivarumotors.com

(c)	If to any Shareholder, to the address or other contact information set forth in the records of SVM India from time to time.

SECTION 3.4 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement. For the avoidance of doubt, it is clarified that SVM India shall undertake all necessary actions as set out under the Exchange Conditions (including passing of a resolution by the board of directors approving the Exchange, execution of necessary share transfer deeds and filings with the Reserve Bank of India) as may be required under applicable Indian laws to give effect to the Exchange contemplated herein.

SECTION 3.5 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Shareholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.6 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

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SECTION 3.7 Amendment. The terms and provisions of this Agreement may only be waived, modified or amended by a written agreement by all parties hereto.

SECTION 3.8 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.9 Dispute Resolution.

(a) The parties hereto recognize that issues or disputes as to certain matters may arise from time-to-time during the term of the Agreement relating to or under this Agreement. It is the objective of the parties hereto to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resorting to litigation, and to that end the parties hereto agree to abide by the following procedures set forth in this SECTION 3.9. to resolve any such issues or disputes arising under or relating to this Agreement, including any party’s rights or obligations or performance under this Agreement (each, a “Dispute”) prior to resorting to litigation.

(b) With respect to all Disputes, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the parties hereto are unable to resolve such Dispute in good faith within thirty (30) days after such Dispute is first identified by either party in writing to the other (each, an “Initial Dispute Period”), the parties shall, with respect to any party that is an entity, refer such Dispute to the appropriate member(s) of the senior or executive management of such party, for attempted resolution by good faith negotiations (“Senior Management Negotiations”). The Senior Management Negotiations shall occur promptly, but within thirty (30) days after the end of the Initial Dispute Period, or within such other time frame as is mutually agreed upon by the parties. If a Dispute has not been resolved after following the procedures described in this SECTION 3.9(b) in good faith within the sixty (60) day period described in this SECTION 3.9(b) (or such longer period of time if mutually agreed upon by the parties), either party may, in its sole discretion, seek resolution of any and all such Disputes in accordance with the following SECTION 3.9(c).

(c) Any disputes under this Agreement shall be finally resolved through arbitration before a single arbitrator in accordance with the arbitration rules under JAMS, as amended from time to time. The language of arbitration shall be in English, and venue shall be New York City. The arbitrators will be instructed not to award any punitive or special damages and the parties will take all reasonable actions (including adhering to an expedited discovery and hearing schedule) to conclude the arbitration as promptly as possible. The arbitrator shall be required to render a written decision as soon as practicable, but in any event no later than six (6) months following the selection of the arbitrator, including a basis for any damages awarded and a statement of how the damages were calculated; provided, that such time period may be extended by the parties or upon petition to extend such time period to avoid manifest injustice. The written decision of the arbitrator will be final, binding and non-appealable. Each party agrees to abide by the award rendered in any arbitration conducted pursuant to this SECTION 3.9(c). Each party will pay its legal fees and costs related to the arbitration (including witness and expert fees). Each party shall also have the right to bring proceedings in any other jurisdiction having jurisdiction for the purposes of enforcing a judgment or order obtained under this Agreement.

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(d) The parties hereto hereby expressly agree that the provisions of Part I of the (Indian) Arbitration and Conciliation Act, 1996 shall not apply to the arbitral proceedings referred to in this Agreement, and irrevocably waive any defence that they may be entitled to take in this regard; provided, that the Company and SVM India may seek interim measures from a court of competent jurisdiction, including the Indian courts under Section 9 and Section 27 of Part I of the (Indian) Arbitration and Conciliation Act, 1996.

(e) Notwithstanding the foregoing dispute resolution procedures, in the event of an actual or threatened breach hereunder, the aggrieved party may seek restraining orders, specific performance or other injunctive relief in anticipation of or pending such dispute resolution procedure. Notwithstanding any other provision of this Agreement, either party to this Agreement, may seek such restraining order, specific performance or other injunctive relief in any court in the world, without the necessity of posting a bond or other security, or the burden of proving actual damages.

SECTION 3.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.11 Independent Nature of Shareholders’ Rights and Obligations. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that the Shareholders are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.12 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except (i) Sections 5-1401 and 5-1402 of the New York General Obligations Law and (ii) to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties, including the Laws of India and the Cayman Islands.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Holding Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

D-15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SRIVARU Motors Private Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Selvaraj Krishnan

SVM Shares:

20,000 SVM Shares

[Signature Page to Exchange Agreement]

D-17

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Yuvaraj Sankar

SVM Shares:

5,000 SVM Shares

[Signature Page to Exchange Agreement]

D-18

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Pakkirisamy Rajamanickam

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

D-19

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. R. Chellappan

SVM Shares:

70,000 SVM Shares

[Signature Page to Exchange Agreement]

D-20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Balan

SVM Shares:

12,195 SVM Shares

[Signature Page to Exchange Agreement]

D-21

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Name: Mr. Ganesh Seetalakshmi Vancheswaraiyer

SVM Shares:

36,870 SVM Shares

[Signature Page to Exchange Agreement]

D-22

EXHIBIT A-1

CALL NOTICE

[_______]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The Company hereby irrevocable gives notice to the Holder specified below of the exercise of its option to purchase the number of SVM Shares as set forth below in Exchange for Company Shares or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder:    ____________________________________________________

Number of SVM Shares to be Exchanged:    ________________________________________

Form of Exchange:    __________________________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Call Notice and to perform the undersigned’s obligations hereunder; (b) this Call Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; and (c) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Call Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Call Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

SRIVARU Holding Limited

By:
Name:
Title:
Dated:

[Signature Page to Call Notice]

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EXHIBIT A-2

EXCHANGE NOTICE

SRIVARU Holding Limited

[_______]

Attention: Board of Directors for the Company

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among SRIVARU Holding Limited, a Cayman Islands exempted company (“Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of SVM Shares in Exchange for Company Shares to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Address: ________________________________________________________________

Number of SVM Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

Brokerage Account/Bank Account Details: ________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the SVM Shares subject to this Exchange Notice are being transferred to the Company, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the SVM Shares subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such SVM Shares to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Company the SVM Shares subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

[Remainder of Page Intentionally Left Blank]

D-25

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

[Signature Page to Exchange Notice]

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EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), among SRIVARU Holding Limited, a Cayman Islands exempted company (the “Company”), SRIVARU Motors Private Limited, a private limited company organized under the laws of India and a majority-owned Subsidiary of the Company (“SVM India”), and each of the Shareholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the Law of the State of New York. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired SVM Shares in SVM India. By signing and returning this Joinder Agreement to the Company, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Shareholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Shareholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and by SVM India, as applicable, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name: _________________________________________________________________________________________

Address for Notices _______________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

Attention: ______________________________________________________________________________________

With copies to: __________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

D-27

EXHIBIT C

EXERCISE CONDITIONS

The satisfaction of:

(a)	The following condition:

(i)	Approval from the Reserve Bank of India (“RBI”) and any other regulatory approvals, if required; and

(b)	at least two of the following conditions:

(i)	Consolidated twelve month EBITDA of all operating entities in which Company has direct or indirect shareholding achieves at least $1,000,000;

(ii)	Consolidated twelve month revenue of all entities in which Company has a direct or indirect shareholding achieves at least $2,000,000;

(iii)	Minimum trading volume of Company Shares (26 weeks average volume will be considered as the benchmark) of 50,000 shares per day;

(iv)	Achievement of post transaction trading price of at least $4 for 10 or more trading days in a 20 day period;

(v)	Raising of funding of at least $5,000,000 at Company level or its Subsidiary(ies); or

(vi)	Acquisition of one other business/company by Company or one of its subsidiary(ies) with a value of at least $2,000,000.

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EXHIBIT D

EXCHANGE CONDITIONS

The satisfaction of the following actions on the Exchange Date:

(a)	Execution of a duly stamped and filled share transfer deed for each Exchange, by the Company, Exchange Shareholder and SVM India as per the provisions of the (Indian) Companies Act, 2013;

(b)	Taking on record of the Exchange by SVM India by way of passing of a resolution of board of directors of SVM India;

(c)	Updating of register of members by SVM India recording the Exchange;

(d)	Endorsement of share certificate(s) belonging to Exchange Shareholders in favour of the Company;

(e)	Making of relevant reporting with the RBI (if applicable) by the Exchange Shareholders.

(f)	Receipt of the following documents, if required by applicable Law:

(i)	the FEMA Fair Valuation Report of the Company Shares and the SVM Shares;

(ii)	the Tax Fair Valuation Report; and

(iii)	the respective Tax Documentation.

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